Exhibit 2.k.1
LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is effective as of November 25, 2013 (the “Effective Date”) by and between American Capital, Ltd., a Delaware Corporation having its principal offices at 2 Bethesda Metro Center, 14th Floor, Bethesda, MD 20814 (“Licensor” or “ACAS”) and American Capital Senior Floating, Ltd., a Maryland corporation having its principal offices at 2 Bethesda Metro Center, 14th Floor, Bethesda, MD 20814 (“Licensee”) (each a “Party” and collectively the “Parties”).

WHEREAS, Licensor owns all right, title and interest in the service marks (including any and all variations and combinations thereof, and associated company names) listed at Exhibit A and attached hereto (each a “Mark” and collectively, the “Marks”), for use in connection with financial and investment services, including but not limited to, financial analysis and consultation, investments in portfolio companies, advisory and management services, and other related services and activities (the “Business Activities”) together with the goodwill symbolized by the Marks, and has the exclusive right to use and to license others to use the Marks;

WHEREAS, Licensor owns all right, title and interest in the domain names ACSF.com and AmericanCapitalSeniorFloating.com (each, a “Domain Name” and collectively, the “Domain Names”) together with the goodwill symbolized by the Domain Names, and has the exclusive right to use and to license others to use the Domain Names;

WHEREAS, Licensee is affiliated with Licensor and will enter into a Management Agreement (the “Management Agreement”) with American Capital ACSF Management, LLC (“ACSFM”), an entity in which Licensor has an indirect controlling equity interest;

WHEREAS, Licensor desires that Licensee use the Marks and Domain Names in connection with Business Activities in accordance with the terms and conditions of this Agreement;
WHEREAS, Licensee desires to obtain from Licensor a license for such use;

WHEREAS, Licensee has been using the Marks and Domain Names with ACAS’s permission in conjunction with the Business Activities pursuant to an oral agreement; and

WHEREAS, the Parties wish to memorialize in writing the permission and licenses that ACAS has granted to Licensee to use the Marks and Domain Names in connection with Licensee’s provision of the Business Activities and ACAS wishes to specify further the terms and conditions of this permission and licenses.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.    LICENSE GRANT.

(a)Subject to the terms and conditions specified herein, ACAS has granted and otherwise hereby grants to Licensee, and Licensee’s direct and indirect subsidiaries, a worldwide, nonexclusive, royalty free license, with no right to sublicense (except to direct and indirect subsidiaries of Licensee), to use the Marks as part of a trade name and in connection with the Business Activities (the “Trademark License”). Any such sublicense shall be substantially in the form of this License Agreement and shall be subject to ACAS’ prior approval. ACAS expressly retains any right to use and/or further license and authorize sublicenses of the Marks during the Term of this Agreement.

(b)License of Domain Names. Subject to the terms and conditions specified herein, ACAS has granted and otherwise hereby grants to Licensee, and Licensee’s direct and indirect subsidiaries, a worldwide, nonexclusive, royalty free license, with no right to sublicense (except to direct and indirect subsidiaries of Licensee), to use the Domain Names in connection with the Business Activities (the “Domain Names License,” and together with the Trademark License, the “Licenses”).

2.	OWNERSHIP.

(a)Licensee acknowledges that ACAS owns all right, title and interest in and to the Marks and Domain Names and agrees that it will do nothing inconsistent with such ownership, including without limitation applying to register the Marks or any variations thereof with any tribunal or other entity worldwide, or registering the Domain Names or any variations thereof in combination with any top level domain. Licensee further acknowledges that nothing in this Agreement shall give Licensee any right, title or interest in the Marks or Domain Names other than the right to use the Marks and Domain Names in accordance with this Agreement and that any benefit or value added to the Marks or Domain Names as a result of Licensee’s use shall inure to the benefit of ACAS. Licensee shall not use the Marks in combination with any other mark without the prior written consent of ACAS.

(b) Licensor shall be responsible for maintaining and renewing the registration for the Domain Names.

3.	QUALITY MAINTENANCE; FORM OF USE.

(a)Quality Control. ACAS shall have the right to supervise the nature and quality of the Business Activities associated with the Marks and Domain Names pursuant to this Agreement. Licensee agrees to maintain the high quality of the Business Activities associated with the Marks and Domain Names, and to supervise the use of the

Marks and Domain Names by its direct and indirect subsidiaries to ensure that the nature and quality of the Business Activities associated with the Marks and Domain Names comply with the terms of this Agreement.

(b)Licensee shall not use, or allow others to use the Marks in any manner that would, in the sole discretion of ACAS, dilute or tarnish the Marks.

(c)Wherever appropriate, Licensee shall cause uses of registered Marks hereunder to bear the registered service mark notice “®”.

(d)Licensee shall comply in all material respects with any applicable laws and regulations and shall obtain all appropriate government approvals pertaining to the performance, sale, distribution, promotion and advertising of the Business Activities.

(e)From time to time, the Parties may amend Exhibit A, in writing, to add further ACAS-owned marks and/or to delete any existing Marks.

4.	REPRESENTATIONS AND WARRANTIES.

(a)ACAS represents and warrants that (i) it possesses all necessary rights to enter into this Agreement; (ii) to the best of ACAS’s knowledge, there are no adverse rulings by any tribunal regarding ACAS’s rights in the Marks or Domain Names; and (iii) to the best of ACAS’s knowledge, Licensee’s use of the Marks and Domain Names in connection with the Business Activities, as authorized by this Agreement, will not infringe any rights of any third parties, including, but not limited to, intellectual property rights arising under the laws of any jurisdiction in which Licensor has registered the Marks.

(b)Licensee represents and warrants that (i) it has the full right to enter into this Agreement and fulfilling its obligations hereunder does not infringe on the rights of any person or entity; (ii) it shall comply in all material respects with any applicable laws and regulations and shall obtain all appropriate government approvals pertaining to the performance, sale, distribution, promotion and advertising of the Business Activities; and (iii) it shall use the Marks and Domain Names solely in accordance with this Agreement.

5.	INFRINGEMENT.

(a)	The Parties agree to cooperate in their efforts to defend and protect the rights in and to the Marks and Domain Names. Licensee shall promptly notify ACAS in writing of any potential or actual infringements of such rights as may come to Licensee’s attention. In the event of any potential or actual infringement, ACAS reserves the exclusive right, but is not required, to take any legal action or other measures to protect the Marks and/or Domain Names against such infringement. Licensee shall cooperate with ACAS in any such actions or measures at ACAS’s request and sole expense. Licensee shall take no legal action or any other measures to protect the Marks or Domain Names without first obtaining ACAS’s prior written approval.

(b)Licensee shall promptly notify ACAS in writing of any infringement claims made by third parties, as may come to Licensee’s attention, pertaining to Licensee’s right to use and/or ACAS’s ownership of the Marks or Domain Names. In the event of any such infringement claims, Licensee shall cooperate with ACAS in defending ACAS’s rights in and to the Mark or Domain Name against such claims at ACAS’s request and sole expense.

6.    INDEMNIFICATION.

(a)ACAS. ACAS shall indemnify and hold harmless Licensee and any of its directors, partners, officers, trustees, employees, agents, successors, and permitted assigns from and against any loss, damage or expense arising from any claim, suit, judgment or proceeding brought or asserted by any third party arising out of or in connection with (i) any use of the Marks or Domain Names by Licensee that is authorized expressly by this Agreement; and (ii) any material breach by ACAS of its agreements, representations, warranties or covenants set forth in this Agreement.

(b)Licensee. Licensee shall indemnify and hold harmless ACAS and any of its directors, officers, trustees, partners, employees, agents, successors, and assigns from and against any loss, damage or expense arising from any claim, suit, judgment or proceeding brought or asserted by any third party arising out of or in connection with (i) any use of the Marks or Domain Names by Licensee that is not authorized by this Agreement; and (ii) any material breach by Licensee of its agreements, representations, warranties or covenants set forth in this Agreement.

7.    ASSIGNABILITY

Licensee shall not assign, mortgage or otherwise hypothecate this Agreement or any of Licensee’s rights, nor shall Licensee delegate its obligations, under this Agreement without the prior written consent of ACAS.

8.    TERM AND TERMINATION.

(a)Term. This Agreement shall continue in force and effect unless terminated by mutual agreement of the Parties as provided below.

(b)Termination. Either Party may terminate this Agreement, with or without cause upon sixty (60) days’ written notice to the other Party.

(c)Termination for Breach. Either Party may terminate this Agreement for material breach by the other Party of such Party’s agreements, representations, warranties or covenants that remains uncured for thirty (30) days after receiving written notice from the non-breaching party.

(d)Termination of Management Agreement. Unless otherwise agreed in writing by the parties, this Agreement shall automatically terminate upon ACSFM (or its successor or affiliate) ceasing for any reason to be Manager of Licensee pursuant to the Management Agreement.

(e)Termination of Licenses. Upon termination or expiration of this Agreement, as the case may be, all rights granted herein shall terminate automatically and Licensee immediately shall: (i) cease using, in any way, the Marks and any marks or names confusingly similar thereto; (ii) uninstall from any and all websites under Licensee’s control the Marks and any marks or names confusingly similar thereto; (iii) destroy any and all copies of any material containing the Marks and any marks or names confusingly similar thereto; and (iv) cease using, in any way, the Domain Names. Notwithstanding the foregoing, the Parties may agree in writing to implement “phase out” procedures for removing the Marks from websites and other materials and ceasing use of the Domain Names, based on terms and conditions mutually agreeable to both Parties.

(f)Other Remedies. The Parties acknowledge that the right to terminate this Agreement for Breach, as set forth in Subsection 8(c), may be inadequate as a sole remedy. The Parties therefore agree that either Party may avail itself of any and all remedies at law and in equity, including provisional remedies (i.e. injunctive relief).

(g)Survival. The provisions of Sections 2 (Ownership), 4 (Representations and Warranties), 6 (Indemnification), 8(e) (Termination of Licenses), 9 (Notices); and 12 (Miscellaneous) shall remain in effect after the expiration or termination of this Agreement, as the case may be.

9.    NOTICES.

All notices, demands or other communications pursuant to or in connection with this Agreement shall be in writing and shall be deemed given (“Delivered”) upon delivery or on the first date on which receipt is refused, regardless of the date of delivery of any copies indicated below, if Delivered either: (a) by registered or certified mail, return receipt requested, and postage prepaid; (b) by a recognized overnight delivery service, with confirmation of delivery; (c) by hand with a written receipt; or (d) if the recipient has supplied a telecopy number, by telecopy, with confirmation of receipt; in each case at the appropriate address indicated in the preamble to this Agreement.

10.    GOVERNING LAW; VENUE.

This Agreement shall be governed in all respects by the internal laws of the State of Maryland, without regard to conflicts of law principles. The jurisdictional venue for any legal proceedings involving this Agreement shall be held in any applicable state or federal court located in the State of Maryland.

11.    ENTIRE AGREEMENT; NO WAIVER.

This Agreement and its exhibit contain the entire agreement of the Parties with respect to the subject matter hereof and no provisions of this Agreement may be changed or modified except by written instrument signed by the Parties. The failure or delay of either Party in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver or modification of such rights.

12.    MISCELLANEOUS.

(a)Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Parties and their successors and permitted assigns.

(b)Headings. The section headings inserted in this Agreement are for convenience only and are not intended to affect the meaning or interpretation of this Agreement.
(c)Severability. The provisions of this Agreement are severable, and the unenforceability of any provision of this Agreement shall not affect the enforceability of the remainder of this Agreement. The parties acknowledge that it is their intention that if any provision of this Agreement is determined by a court to be unenforceable as drafted, that provision should be construed in a manner designed to effectuate the purpose of that provision to the greatest extent possible under applicable law.
(d)Remedies Cumulative. The rights and remedies provided in this Agreement and all other rights and remedies available to either party at law or in equity are, to the extent permitted by law, cumulative and not exclusive of any other right or remedy now or hereafter available at law or in equity. Neither asserting a right nor employing a remedy shall preclude the concurrent assertion of any other right or employment of any other remedy, nor shall the failure to assert any right or remedy constitute a waiver of that right or remedy.
(e)Counterpart and Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same Agreement. Facsimile signatures on this Agreement shall be as binding and enforceable as original signatures.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AMERICAN CAPITAL, LTD.	AMERICAN CAPITAL SENIOR FLOATING, LTD.

/s/ Samuel A. Flax	/s/ Samuel A. Flax
By: Samuel A. Flax	By: Samuel A. Flax
Title: Executive Vice President, General Counsel and Secretary	Title: Executive Vice President and Secretary
Date: November 25, 2013	Date: November 25, 2013

EXHIBIT A

Trademark	Application No.	Registration No.	Class
AMERICAN CAPITAL	78/843,248	3,258,097	36
AMERICAN CAPITAL & Design	77/042,974	3,377,057	35, 36
AMERICAN CAPITAL SENIOR FLOATING & Design	86/061679	N/A as of 11/25/13	35, 36

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